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Exhibit (d)(1)-3

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

        This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Second Amendment"), dated as of December 20, 2002, is entered into by and among SCIENTIFIC GAMES INTERNATIONAL, INC., a company organized under the laws of the State of Delaware ("Parent"), BLUE SUEDE ACQUISITION CORP., a Delaware corporation and a wholly-owned indirect subsidiary of Parent ("Acquisition Sub"), and MDI ENTERTAINMENT, INC., a Delaware corporation (the "Company"). This Second Amendment amends the Agreement and Plan of Merger (the "Agreement") dated November 19, 2002, as amended by the First Amendment thereto dated December 13, 2002, among the parties. Except as provided in this Second Amendment, capitalized terms used herein have the meanings ascribed to them in the Agreement.

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and, intending to be legally bound hereby, the parties hereto agree as follows:

        1.    The definition of "Company Material Adverse Effect" is amended to add the word "material" immediately after the word "any" in the first line of paragraph (a) of such definition, such that paragraph (a) of the definition of Company Material Adverse Effect, in its entirety, reads as follows:

          "(a) any material change, circumstance, development, effect, event, fact or occurrence that is or may reasonably be expected, individually or in the aggregate, to be materially adverse (an "Adverse Development") to (1) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions, or (2) the business, tangible assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any change, circumstance, development, effect, event, fact or occurrence (A) relating to the economy or securities markets of the United States or any other region in general, (B) relating to changes in conditions generally applicable to the business in which the Company and its Subsidiaries are involved, (C) resulting from entering into this Agreement or the consummation of the Transactions or the announcement thereof, or (D) relating to its business, financial condition or results of operations that has been expressly disclosed in writing to the other party prior to the date of this Agreement, provided however, that notwithstanding clause (C) above, any Adverse Development which would give rise to any liability on the part of the Company in excess of $500,000 or which would result in a reduction in the assets of the Company by an amount in excess of $500,000 shall conclusively be deemed to be a Company Material Adverse Effect and further provided however that costs incurred or accrued by the Company prior to the date of this Agreement with respect to the transaction and disclosed to, or known by, Parent shall not result in a Company Material Adverse Effect pursuant to the terms of the foregoing proviso."

        2.    Section 4(D) of the Offer Conditions set forth on Appendix I to the Agreement is amended by inserting the word "Company" immediately before the phrase "Material Adverse Effect" in clause (i) and clause (ii) of such Section 4(D), such that Section 4(D), in its entirety, reads as follows:

          "(D) any of the representations and warranties of the Company set forth in the Merger Agreement (i) that are qualified by reference to a "Company Material Adverse Effect" shall not be true and correct as of the date of the Merger Agreement and as of the date of each scheduled expiration of the Offer except for representations and warranties that relate to a specific date or time (which only need to be true and correct in all material respects as of such date or time); or (ii) that are not qualified by reference to a "Company Material Adverse Effect" shall not be true and correct as of the date of the Merger Agreement in any material respect, and as of the date of each scheduled expiration of the Offer except for representations and warranties that relate to a specific date or time (which only need to be true and correct in all material respects as of such date or time)."

        3.    Except as provided herein, the Agreement, as previously amended, is ratified and confirmed.

[Signatures on the next page]

        IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Second Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

SCIENTIFIC GAMES INTERNATIONAL, INC.

By

Name:

Title:

BLUE SUEDE ACQUISITION CORP.

By

Name:

Title:

MDI ENTERTAINMENT, INC.

By

	Name:	Steven M. Saferin
	Title:	Chief Executive Officer

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SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER